Exhibit 99.1

For Immediate Release	Contact: Scott C. Wallace, President & CEO
Monday, December 22, 2014	Telephone: (949) 661-6304, Ext 101

ROYAL HAWAIIAN ORCHARDS, L.P.

APPOINTS DIRECTOR OF FINANCE

Royal Hawaiian Orchards, L.P. (OTCQX: NNUTU) announced today that Jeffrey S. Girdner has joined Royal Hawaiian Resources, Inc., the Managing General Partner (the “General Partner”) of Royal Hawaiian Orchards, L.P. (the “Partnership”), as its Director of Finance, effective today. Mr. Girdner will also serve as the General Partner’s principal financial and accounting officer.

Mr. Girdner has 28 years of financial and accounting experience. Prior to joining the General Partner, he was employed with Taketa, Iwata, Hara & Associates, LLC, a CPA firm in Hilo, Hawaii, where he has served as Manager in Charge of Audit Engagements for the past six years and from 1991 to 1999. Mr. Girdner’s previous work experience also includes Controller of Oostburg Concrete Products, Inc. and Senior Manager of Clifton Gunderson LLP, in Wisconsin. Mr. Girdner began his career in 1986 at Deloitte & Touche in Guam and Micronesia. Mr. Girdner has a Bachelor of Science degree in Business Administration from University of Montana and is a Certified Public Accountant.

About Royal Hawaiian Orchards, L.P.

The Partnership is one of the leading growers and processors of macadamia nuts in the world, processing and marketing macadamia nuts in-shell, in bulk kernel form and as better for you snack products marketed under the Royal Hawaiian Orchards® brand name. For more information, please visit www.royalhawaiianaorcards.com.